Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

Max Maxfield, WY Secretary of State
FILED: 10/20/2014 09:09 AM
Original ID: 2013-000647322
Amendment ID: 2014-001664463

Profit Corporation
Articles of Amendment

1. Corporation name:

Clean Power Concepts Inc

2. Article(s) IV is amended as follows:

WHEREAS, the Directors have been presented with the proposal to increase the Authorized Stock of the Corporation from 60,000,000,000 to 15,200,000,000 (15 Billion 200 million) at a par value of .00001 and to keep 1,000,000 (1 Million) shares Authorized Preferred B with a par value of .00001. and to a decrease from 10,000,000,000 (10 Billion) shares to 500,000 (5 Hundred Thousand) Preferred A with a par value .00001 This is a total authorized is 15,201,500,000 shares at .00001

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 09/04/2014
(Date – mm/dd/yyyy)

5. If the amendment was adopted by the incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder approval was not required.

This amendment was adopted by the board of directors. Shareholder approval was not required.

OR

Received OCT 15 2014 Secretary of State Wyoming

Received SEP 16 2014 Secretary of State Wyoming

Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

For Office Use Only

If approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

Signature: ______________________

Date: 09/04/2014
(mm/dd/yyyy)

Print Name: Michael Shehner

Title: CEO

Contact Person: Wayne Bailey

Daytime Phone Number: (801) 558-9646 Email: wbvalley@me.com

Checklist

- [ ] ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- [ ] The Articles of Amendment may be executed by the Chairman of the Board, President or another of its officers.
- [ ] Please submit one **originally signed** document and one exact photocopy of the filing.

WYOMING SECRETARY OF STATE

OFFICIAL RECEIPT

Thank you for your payment!

DO NOT PAY!
THIS IS NOT A BILL.

Amount Paid: **$50.00**
Receipt #: **814226**
Receipt Date: **October 20, 2014**
Processed By: **JENNIFER . TRABING**
Corp #: **2013-000647322**
Doc Id #: **2014-001664463**

Wyoming Corporate Services, Inc.
1712 Pioneer Avenue, Suite 101
Cheyenne, WY 82001

Payment	Reference	Amount
PAD		50.00
	TOTAL PAYMENT	**$50.00** ✓

Description of Charges	Invoice #	Sec. File #	Quantity	Unit Price	Total
CFD - Corporation Filing - Domestic			1	50.00	50.00
		TOTAL CHARGES PAID			**$50.00** ✓

PAD Account: **399 - Wyoming Corporate Services, Inc.**

PAD Begin Balance: **$14,541.47**
PAD End Balance: **$14,491.47**

In Reference To:

Clean Power Concepts Inc.

Comments:

SECRETARY OF STATE
State Capitol, 200 W. 24th St.
Cheyenne, WY 82002-0020

PAD or Billing Questions?
(307) 777-5343
SOSBilling@wyo.gov